Exhibit 99.1

Collectors Universe Reports Results for Fourth Quarter Ended June 30, 2009

Continuing Operations EPS for Fourth Quarter at $0.15

Results Reflect Jewelry Grading Businesses as Discontinued Operations

NEWPORT BEACH, CA – August 27, 2009 - Collectors Universe, Inc. (NASDAQ: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, today announced financial results for its fourth fiscal quarter and year ended June 30, 2009. As previously reported, the Company exited the jewelry grading businesses as of March 2, 2009.  In addition, in the fourth quarter, the Company decided to discontinue the further development of its Gemprint business.  As a result, the remaining assets and liabilities of the jewelry grading businesses have been classified as held for sale and their related operating results, as well as the operating results of the currency grading business and Gemprint, have been classified as discontinued operations for all periods presented.

Overview

Continuing Operations Fourth Quarter and Fiscal Year 2009

For the fourth fiscal quarter of 2009, the Company reported net service revenues of $9.7 million, operating income of $1.2 million and after tax income from continuing operations of $1.4 million, or $0.15 per diluted share.  This compares to net service revenues of $9.5 million, operating income of $497,000 and an after tax loss from continuing operations of $648,000, or $0.07 per diluted share for the fourth quarter of 2008.

For the year ended June 30, 2009, the Company’s net service revenues were $35.5 million, operating income was $2.1 million and after tax income from continuing operations was $1.2 million, or $0.13 per diluted share.  This compares to net service revenues of $38.5 million, operating income of $1.3 million and after tax income from continuing operations of $0.3 million, or $0.03 per diluted share, for fiscal year 2008.

The above results were achieved despite a non cash impairment loss of $649,000 recognized in the fourth quarter and fiscal 2009 associated with a write down of capitalized software costs for the Company’s autograph business.

Discontinued Fourth Quarter and Fiscal Year 2009

For the three months and fiscal year ended June 30, 2009, losses from discontinued operations were $1.3 million, or $0.14 per diluted share, and $18.1 million, or $1.98 per diluted share, respectively, as compared to losses from discontinued operations, net of taxes, of $12.5 million or $1.34 per diluted share and $15.9 million or $1.69 per diluted share, respectively, for the corresponding periods of fiscal 2008.  Our discontinued operations are discussed in more detail below.

Net Income for the Fourth Quarter and Loss for Fiscal Year 2009

The resulting net income for the fourth quarter ended June 30, 2009 was $87,000, or $0.01 per diluted share and the net loss for fiscal year 2009 was $16.9 million or $1.85 per diluted share as compared to a net loss of $13.1 million, or $1.41 per diluted share and $15.6 million or $1.66 per diluted share for the fourth quarter and fiscal year ended June 30, 2008, respectively.

Operational and Financial Highlights:

▪	The total service revenues increase of 2% in the current fourth quarter compared to the same quarter of last year, included a 14% increase in coin total service revenues.

▪
The Company’s operating income for the current fourth quarter was $1.2 million or 13% of revenues compared with $497,000 or 5% of revenues in the fourth quarter of last year, due primarily to cost reductions implemented and operational efficiencies achieved in fiscal 2009.

▪
The loss from discontinued operations of $1.3 million in the current fourth quarter included an additional reserve of $0.9 million associated with New York lease obligations of the Company’s former jewelry businesses, due to the continued softness in the New York commercial real estate market.

▪	Cash and cash equivalents at June 30, 2009 were $23.9 million, up from $20.8 million at March 31, 2009.

▪	On July 10, 2009 the Company completed a modified Dutch Auction Tender offer and accepted for purchase 1,749,828 shares at $5 per share for $8,749,140 cash.

Michael McConnell, Chief Executive Officer, stated, “We’re encouraged by the Company’s financial performance during the quarter.  The results demonstrate a commitment by all of our employees to both tactical initiatives to drive revenue as well as a keen focus on cost controls throughout the Company.”

Results of Operations of our Continuing Businesses

 The 2% increase in net service revenues in the current fourth quarter compared to the same quarter of the prior year was comprised of a $0.2 million or 8% increase in related services with grading and authentication fees at approximately the same level as in the prior fourth quarter.  Grading and authentication fees comprised an increase $0.6 million or 12% in coins offset by declines of 16% in cards and autographs and 46% in stamps. The increase in other related services included increases in advertising and collector club memberships.

Net service revenues for fiscal year 2009 declined by 8% compared to fiscal 2008 and comprised a $2.9 million or 9% decline in grading and authentication fees with other related services substantially the same as fiscal 2008.  The decline in grading and authentication fees was comprised of $1.2 million or 6% in coins, $1.2 million or 12% in cards and autographs and the balance of $0.5 million or 34% for stamps.

The gross profit margin on service revenues increased to 58% and 56% in the fourth quarter and fiscal 2009 respectively compared with 52% and 53% for the same periods of the prior year, when the prior year is adjusted for the unusually large coin warranty claims of $822,000 recognized in the second quarter of that period. The increased gross profit margin was due to cost savings resulting from a cost reduction program implemented in the current fiscal year.

Operating expenses for the fourth quarter and fiscal 2009 before the impairment of $649,000 were down to $3.8 million and $16.8 million, respectively, compared to $4.4 million and $18.4 million for the same periods of the prior year.  The $0.6 million and $1.6 million reductions in our operating expenses was attributable to reductions in both selling and marketing expenses and general and administrative (“G&A) expenses as a result of the cost reduction programs in fiscal 2009. The fiscal 2009 G&A expense reduction was achieved despite a severance cost of $0.4 million related to the departure of the Company’s former chief executive officer.

Income Taxes

The income tax expense of $1.2 million for fiscal 2009 represented an increase in a non-cash valuation allowance established against deferred tax assets, due to uncertainty as to their realization, partially offset by a tax benefit of $0.1 million recognized in the current fourth quarter, due to the resolution of some of the Company’s uncertain tax positions.  For fiscal 2008, the income tax expense reflected the effective tax rate for those periods and a valuation allowance established in the fourth quarter of fiscal 2008 for California Enterprise Zone Credits due to uncertainty of realization.

Discontinued Operations

Losses from discontinued operations for the fourth quarter and fiscal 2009 totaled $1.3 million and $18.1 million, respectively.  The 2009 fourth quarter loss of $1.3 million included the $0.9 million recognized for the New York lease obligations, costs associated with operating Gemprint through June 2009 and other exit costs.  For fiscal year 2009, the loss from discontinued operations  of $18.1 million comprised (i) losses of $5.1 million from the operations of the jewelry, currency grading businesses and Gemprint through the respective dates of sale or closure, (ii) losses of $5.3 million recognized in the third and fourth quarters, resulting from the discontinuance of primarily the jewelry grading businesses and was inclusive of  $4.0 million for the New York lease obligations and (iii) non-cash impairment losses recognized in the second quarter of fiscal 2009, totaling $7.7 million, attributable to the write-off of goodwill and other long-lived assets of the jewelry businesses.

The losses from discontinued operations of $12.5 million and $15.9 million in the fourth quarter and fiscal 2008 respectively, comprised losses from the then on-going operations of our jewelry and currency businesses, net of taxes and impairment losses of $11.2 million recognized in the fourth quarter of fiscal 2008.

Financial Condition

At June 30, 2009, cash and cash equivalents totaled $23.9 million compared with $20.8 million at March 31, 2009 and $23.3 million at June 30, 2008.  Net cash generated in fiscal 2009 of $0.5 million included cash generated from continuing operations of $5.8 million and from the net repayment of CFC notes receivable of $3.3 million reduced by net cash used in discontinued operations of $5.8 million, the payment of dividends to stockholders of $2.1 million, the net buyback of shares of $0.3 million and capital expenditures of $0.4 million.  At June 30, 2009, the Company had working capital of $21.4 million.

Outlook

McConnell continued, “Looking forward into 2010, our focus is to build upon the solid performance achieved in the current quarter.”

Conference Call and Webcast

Collectors Universe will host a conference call to discuss results on Thursday, August 27, 2009 at 5:00 p.m.  Eastern/2:00 p.m. Pacific.  Interested parties may participate in the conference call by dialing 888-549-7750 or 480-629-9867, five to ten minutes prior to the initiation of the call.  A replay of the conference call will be available through September 11, 2009, by dialing 800-406-7325 or 303-590-3030 and entering access code 4148865#.  A live webcast of the conference call will also be available on the Collectors Universe website, www.collectors.com, under Investor Relations: Earnings Conference Calls.  The webcast will be archived for 12 months.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value added services to the high-value collectibles markets.  The Company authenticates and grades collectible coins, sports cards, autographs and stamps. The Company also compiles and publishes authoritative information about United States and world coins, collectible trading cards and sports memorabilia and collectible stamps and operates its CCE dealer-to-dealer Internet bid-ask market for certified coins and its Expos trade show and conventions business. This information is accessible to collectors and dealers at the Company's web site, http://www.collectors.com, and is also published in print.

Cautionary Statements Regarding Forward Looking Information

This news release contains statements regarding our expectations, beliefs or views about our future financial performance, which constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may."

Due to a number of risks and uncertainties to which our business is subject, our future financial performance may differ, possibly significantly, from our expected financial performance as set forth in the forward looking statements contained in this news release.  Information regarding those risks and uncertainties, and their possible impact on our future financial performance, include, but are not limited to, the risk that economic conditions in the United States will not improve for some time and may even deteriorate further, which could result in further reductions in the demand for our collectible grading services and, consequently, in our revenues; the risk that the current economic recession and credit crisis will lead to longer term changes in the spending habits of consumers and in the availability and use of credit by of smaller businesses, such as collectibles dealers, to fund purchases of collectibles, which could lead to longer term declines in collectibles commerce and, therefore, in the demand for our services; the risk that our strategy to offer new services in our continuing collectibles markets will not be successful in enabling us to improve our profitability or may even cause us to incur significant losses; and the risk that the commercial real estate market in New York City will deteriorate further, in which case we may not be able to sublease the offices and laboratory facilities in New York City formerly occupied by our jewelry businesses within the time periods and for the rents currently expected, causing our rental payment obligations to be significantly higher than currently expected which could lead to reductions in cash flows and cause us to incur additional losses from discontinued operations in future periods.

Additional information regarding these risks and information regarding other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for our fiscal year ended June 30, 2008 and our Quarterly Report on Form 10-Q for the third quarter ended March 31, 2009 filed with the Securities and Exchange Commission, which will be supplemented and updated by the discussion of risk factors in our on Annual Report on Form 10-K for our fiscal year ended June 30, 2009.   Due to these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or in our Annual Reports, which speak only as of their respective dates.  We also disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contact: Joseph Wallace Chief Financial Officer Collectors Universe 949-567-1245 Email: jwallace@collectors.com
- tables to follow -

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net Revenues:
Grading, authentication and related services	$9,659	$9,505	$35,520	$38,459
Product sales	95	133	394	1,046
	9,754	9,638	35,914	39,505
Cost of Revenues:
Grading, authentication and related services	4,034	4,587	15,790	18,805
Product sales	87	147	595	974
	4,121	4,734	16,385	19,779
Gross profit	5,633	4,904	19,529	19,726
Operating expenses:
Selling and marketing expenses	1,031	1,172	4,306	5,137
General and administrative expenses	2,472	3,096	11,615	12,793
Impairment loss	649	-	649	-
Amortization of intangible assets	251	139	871	490
Total operating expenses	4,403	4,407	17,441	18,420
Operating income	1,230	497	2,088	1,306
Interest income, net	29	155	284	1,138
Other income	-	3	14	6
Income before income taxes	1,259	655	2,386	2,450
Provision (benefit) for income taxes	(136)	1,303	1,183	2,155
Income (loss) from continuing operations	1,395	(648)	1,203	295
Loss from discontinued operations, including loss on sale of discontinued businesses (net of income taxes)	(1,308)	(12,465)	(18,126)	(15,927)
Net loss	$87	$(13,113)	$(16,923)	$(15,632)

Net income (loss) per basic share:
Income (loss) from continuing operations	$0.15	$(0.07)	$0.13	$0.03
Loss from discontinued operations, including loss on sale of discontinued businesses (net of income taxes)	(0.14)	(1.35)	(1.99)	(1.71)
Net income (loss)	$0.01	$(1.42)	$(1.86)	$(1.68)

Net income (loss) per diluted share:
Income (loss) from continuing operations	$0.15	$(0.07)	$0.13	$0.03
Loss from discontinued operations, including loss on sale of discontinued businesses (net of income taxes)	(0.14)	(1.34)	(1.98)	(1.69)
Net loss	$0.01	$(1.41)	$(1.85)	$(1.66)

Weighted average shares outstanding:
Basic	9,102	9,211	9,103	9,295
Diluted	9,140	9,274	9,135	9,419
Dividends declared per common share	$-	$0.23	$0.23	$0.91

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	June 30,	June 30,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$23,870	$23,345
Accounts receivable, net of allowance of $63 at June 30, 2009 and $27 at June 30, 2008	1,252	1,211
Refundable income taxes	-	575
Inventories, net	497	961
Prepaid expenses and other current assets	868	804
Customer notes receivable, net of allowance of $31 at June 30, 2009 and 2008	2,340	2,062
Net deferred income tax asset	-	486
Customer notes receivables held for sale	-	3,579
Notes receivable from sale of net assets of discontinued operations	212	92
Current assets from discontinued operations	102	450
Total current assets	29,141	33,565

Property and equipment, net	1,174	1,617
Goodwill	2,626	2,626
Intangible assets, net	2,776	4,035
Net deferred income tax assets	-	909
Note receivable from sale of net assets of discontinued operations	300	138
Other assets	74	127
Non-current assets of discontinued operations	182	9,001
	$36,273	$52,018
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,051	$1,348
Accrued liabilities	1,344	1,357
Accrued compensation and benefits	1,341	1,269
Income taxes payable	252	368
Deferred income tax liability	60	-
Deferred revenue	1,883	2,002
Current liabilities of discontinued operations	1,827	1,224
Total current liabilities	7,758	7,568
Deferred rent	220	174
Net deferred income tax liability	208	-
Long-term liabilities of discontinued operations	3,308	446
Commitments and contingencies	-	-

Stockholders equity:
Preferred stock, $.001 par value; 3,000 shares authorized at June 30, 2009; 5,000 at June 30, 2008; no shares issued or outstanding	-	-
Common stock, $.001 par value; 20,000 shares authorized at June 30, 2009 and 45,000 at June 30, 2008; outstanding 9,158 at June 30, 2009 and 8,361 at June 30, 2008	9	8
Additional paid-in capital	75,957	75,996
Accumulated deficit	(51,187)	(32,174)
Total stockholders' equity	24,779	43,830
	$36,273	$52,018